                                                                  EXHIBIT 12 (b)

                      GENERAL ELECTRIC CAPITAL CORPORATION
                           AND CONSOLIDATED AFFILIATES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

                                                                          YEARS ENDED DECEMBER 31
                                                       --------------------------------------------------------
(Dollar amounts in millions)                              1998        1997        1996        1995        1994
                                                       --------    --------    --------    --------    --------
Net earnings .......................................   $  3,374    $  2,729    $  2,632    $  2,261    $  1,918
Provision for income taxes .........................      1,185         997       1,172       1,071         896
Minority interest ..................................         49          40          86          81         109
                                                       --------    --------    --------    --------    --------
Earnings before income taxes and minority interest .      4,608       3,766       3,890       3,413       2,923
                                                       --------    --------    --------    --------    --------
Fixed charges:
 Interest ..........................................      8,772       7,440       7,114       6,520       4,464
 One-third of rentals ..............................        289         240         177         170         153
                                                       --------    --------    --------    --------    --------
Total fixed charges ................................      9,061       7,680       7,291       6,690       4,617
                                                       --------    --------    --------    --------    --------
Less interest capitalized, net of amortization .....         88          52          41          21           9
                                                       --------    --------    --------    --------    --------
Earnings before income taxes and minority
 interest plus fixed charges .......................   $ 13,581    $ 11,394    $ 11,140    $ 10,082    $  7,531
                                                       ========    ========    ========    ========    ========

Preferred stock dividend requirements ..............   $     97    $     78    $     76    $     57    $     30

Ratio of earnings before provision for income
 taxes to net earnings .............................       1.35        1.37        1.45        1.47        1.47
                                                       --------    --------    --------    --------    --------
Preferred stock dividend factor on pre-tax basis ...        131         107         110          84          44
Fixed charges ......................................      9,061       7,680       7,291       6,690       4,617
                                                       --------    --------    --------    --------    --------
Total fixed charges and preferred stock dividend
 requirements ......................................   $  9,192    $  7,787    $  7,401    $  6,774    $  4,661
                                                       ========    ========    ========    ========    ========
Ratio of earnings to combined fixed charges and
 preferred  stock dividends ........................       1.48        1.46        1.51        1.49        1.62
                                                       ========    ========    ========    ========    ========